EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WDO CORPORATION;

FMRC ACQUISITIONS CORPORATION;

WILLIAM D. O’NEAL;

STEPHEN F. BURG;

and

FIRST MEDICAL RESOURCES CORP.

Dated as of September 25, 2002

i

ii

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 25, 2002, by and among WDO CORPORATION, INC., a Nevada corporation (“WDO”); FMRC ACQUISITIONS CORPORATION, a Nevada corporation (“Acquisitions Corp.”); STEPHEN F. BURG, an individual (“Burg”); WILLIAM D. O’NEAL, an individual (“O’Neal”); and FIRST MEDICAL RESOURCES CORP., a California corporation (“FMRC”); with reference to the following recitals:

     A. FMRC is engaged in the business of acquiring and operating companies involved in third party administration and disease management;

     B. WDO is a reporting company whose common stock has been voluntarily registered with the Securities and Exchange Commission pursuant to the terms of the Securities Exchange Act of 1934, as amended;

     C. The respective Boards of Directors of WDO, FMRC and Acquisitions Corp. deem it advisable and in the best interests of WDO, FMRC and Acquisitions Corp. to acquire FMRC via merger of Acquisitions Corp. with and into FMRC pursuant to this Agreement and the Articles of Merger (defined in Section 1.1(c) below), and the applicable provisions of the laws of the State of California and the State of Nevada; and

     D. It is intended that the merger shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual premises and covenants hereinafter set forth, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

     1. Definitions and Interpretation.

          1.1 Definitions. In this Agreement the following terms will have the following meanings:

               (a) “Accounts Payable and Liabilities” means all accounts payable and liabilities of a party due and owing or otherwise constituting a binding obligation of such party and/or its affiliates (other than a Material Contract of such party);

               (b) “Accounts Receivable” means all accounts receivable and other debts owing to a party;

               (c) “Articles of Merger” means all of the following: (1) an Agreement of Merger, to be executed by the parties thereto and filed with the California Secretary of State by Surviving Company, in substantially the same form as Exhibit A, and (2) an Agreement of Merger, to be executed by the parties thereto and filed with the Nevada Secretary of State by Surviving Company, in substantially the same form as Exhibit B;

               (d) “Assets” means the undertaking and all the property and assets of the Business of a party of every kind and description wherever situated including, without limitation, Equipment, Material Contracts, Accounts Receivable, Cash, Intangible Assets and Goodwill, and all credit cards, charge cards and banking cards issued to a party;

               (e) “Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of a party or relating to the Business of such party;

               (f) “Business” means, with respect to each party, all aspects of the business conducted by such party, including, without limitation, the business described in the foregoing recitals and all other related activities;

               (g) “California Corporation Law” means the California Corporations Code;

               (h) “Cash” means all cash on hand or on deposit to the credit of a party on the Closing Date;

               (i) “Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 3 hereof;

               (j) “Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

               (k) “Effective Time” means the date Articles of Merger are filed with the State of California and the State of Nevada, which shall provide that the Merger shall become effective upon such filing or as soon thereafter as permitted by law;

               (l) “Environmental Law” means any applicable federal, state or local law statute, regulation, rule common law duties, ordinances and codes, together with any administrative orders, directives, requests, licenses, authorizations, permits, agreements issued or signed by any federal, state or local government authority, relating to environmental, health or safety matters.

               (m) “Equipment” means all machinery, equipment, furniture, and furnishings used in the Business of a party;

               (n) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

               (o) “Exchange Shares” means the 18,250,000 shares of WDO Common Stock to be issued to the FMRC Shareholders at Closing;

               (p) “FMRC Common Stock” means all of the issued and outstanding shares of common stock of FMRC;

               (q) “FMRC Shareholders” means the holders of the outstanding shares of FMRC Common Stock.

               (r) “Goodwill” means the goodwill of the Business of a party including the right to all corporate, operating and trade names associated with the Business of such party , or any variations of such names as part of or in connection with the Business of such party, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Business of such party, all necessary licenses and authorizations and any other rights used in connection with the Business of such party;

               (s) “Governmental or Regulatory Body” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision;

               (t) “Hazardous Substances” means without limitation any substance that is identified as hazardous or is otherwise regulated by any Environmental Law, or economic poisons, hazardous wastes, toxic substances and/or any similar such pollutants or contaminants.

               (u) “Insurance Policies” means the public liability insurance and insurance against loss or damage to the Assets and the Business of a party;

               (v) “Intangible Assets” means all of the intangible assets of a party, including, without limitation, Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of such party;

               (w) “Intellectual Property Rights” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, patents, designs, formulas, know-how, trade secrets, processes, formulae, compositions, drawings, specifications, patterns, blueprints, plans, files, notebooks and records, proprietary and technical information, software source codes, licenses of technology, and product registrations, franchises, trademarks, trade names, logos, corporate names, copyrights, and service marks, and any and all Goodwill associated therewith and any and all other intangible personal property, together with all rights to and applications, licenses and franchises for, any of the foregoing, and all other intangible personal property;

               (x) “Knowledge” means the actual knowledge after reasonable investigation of any officer, director or shareholder holding over five percent of the outstanding voting securities of a party;

               (y) “Material Contracts” means, with respect to WDO, Acquisitions Corp. or FMRC, the burden and benefit of and the right, title and interest of such party in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which such party is entitled and whereby such party is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, leases, any agreements with employees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others.

               (z) “Material Effect” means, with respect to each party, a material adverse effect in the Business, operations, properties, assets, liabilities, prospects, or condition (financial or otherwise) of such party;

               (aa) “Merger Consideration” means the Exchange Shares;

               (bb) “Nevada State Law” means the Nevada Revised Statutes;

               (cc) “Securities Act” means the Securities Act of 1933, as amended.

               (dd) “Surviving Company” means FMRC following the merger with Acquisitions Corp.;

               (ee) “Tax” or “Taxes” means any and all Taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability;

               (ff) “WDO Common Stock” means shares of common stock of WDO $0.001 par value;

               (gg) “WDO Financial Statements” means the audited financial statements of WDO for the fiscal year ended December 31, 2001, a true copy of which is attached as Schedule 1.1(gg) and the unaudited financial statements of WDO for the interim periods from April 1, 2002 until June 30, 2002.

     Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

          1.2 Section References and Schedules. Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is, unless otherwise provided, reference to the particular Article, section, clause or other subdivision of this Agreement. Any reference to a Schedule means, unless otherwise provided, the appropriate Schedule attached to this Agreement, and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

     2. The Merger.

          2.1 The Merger. At Closing, Acquisitions Corp. shall be merged with and into FMRC pursuant to this Agreement (the “Merger”), whereupon (a) the separate corporate existence of Acquisitions Corp. shall cease and (b) FMRC shall be the Surviving Company.

          2.2 Effect of the Merger. The Merger shall have the effect provided therefor by Chapter 11 of the California Corporation Code, as amended, and by Chapter 92A of the Nevada Revised Statutes.

          2.3 Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of FMRC shall be the Articles of Incorporation of Surviving Company until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the California Corporation Law. The Bylaws of FMRC shall be the Bylaws of Surviving Company as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of FMRC, and as provided by the California Corporation Law. The Directors of the Surviving Company as of the Closing shall be the directors of FMRC prior to the Closing, and the Officers of Surviving Company shall be the Officers of FMRC prior to Closing.

          2.4 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisitions Corp., FMRC or FMRC Shareholders, the shares of capital stock of each of FMRC and Acquisitions Corp. shall be converted as set forth in Sections 2.4.1 and 2.4.2 below:

               2.4.1 Conversion of the FMRC Common Stock. Each share of FMRC Common Stock that is issued and outstanding at the Effective Time shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time described in this Agreement one share of WDO Common Stock. All such FMRC Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Exchange Shares upon the surrender of such certificate in accordance with this Agreement.

               2.4.2 Capital Stock of Acquisitions Corp. Each issued and outstanding share of Acquisitions Corp.’s capital stock shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company.

          2.5 Adherence With Applicable Securities Laws. The Exchange Shares issued pursuant to this Agreement will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or Rule 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act and applicable state laws. FMRC and WDO agree to take all actions and execute all documents reasonably necessary to qualify the issuance of the Exchange Shares under such exemptions.

     3. The Closing.

          3.1 Time and Place of Closing. The closing of the Merger (the “Closing”) shall, unless otherwise agreed to in writing by the parties, take place no later than three business days after the satisfaction of all the conditions to the Closing, at a mutually acceptable location, in accordance with and subject to the terms and conditions set forth in this Agreement.

          3.2 Documents to be Delivered by FMRC. On or before the Closing, FMRC shall deliver or cause to be delivered to WDO:

               (a) share certificates representing the FMRC Common Stock, duly endorsed to WDO;

               (b) certified copies of such resolutions of the shareholders and directors of FMRC as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

               (c) all reasonable consents or approvals required to be obtained by FMRC for the purposes of completing the Merger and preserving and maintaining the interests of FMRC under any and all its Material Contracts and in relation to its Assets;

               (d) the Articles of Merger, duly executed by FMRC;

               (e) a certificate of an officer of FMRC, substantially in the form of Exhibit C attached hereto, duly executed by an officer of FMRC;

               (f) a certificate of the Secretary of FMRC certifying the authenticity of the Articles of Incorporation and Bylaws of FMRC;

               (g) the Investors’ Rights Agreement, in substantially the same form as Exhibit D (the “Investors’ Rights Agreement”);

               (h) such other documents as WDO may reasonably require to give effect to the terms and intention of this Agreement.

          3.3 Documents to be Delivered by WDO. On or before the Closing, WDO shall deliver or cause to be delivered to FMRC:

               (a) share certificates representing the Exchange Shares duly registered in the names of the FMRC Shareholders issued in accordance with Section 2.4.1;

               (b) certified copies of such resolutions of the shareholders and directors of Acquisitions Corp. as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

               (c) certified copies of such resolutions of the directors of WDO as are required to be passed to authorize the execution and implementation of this Agreement;

               (d) the resignation of Burg as a director of WDO;

               (e) a resolution of the Board of WDO appointing James D. Durham as a Director of WDO and Chief Executive Officer as of the Effective Date;

               (f) the Articles of Merger, duly executed by Acquisitions Corp.;

               (g) a certificate of an officer of each of WDO and Acquisitions Corp., substantially in the forms of Exhibit E-1 and Exhibit E-2 attached hereto, duly executed by officers of WDO and Acquisitions Corp., respectively;

               (h) certificates of the Secretaries of WDO and Acquisitions Corp. certifying the authenticity of their respective Articles of Incorporation and Bylaws;

               (i) the Investors’ Rights Agreement, duly executed by WDO and the parties required therein;

               (j) Lock-Up Agreements, in substantially the forms of Exhibit F-1 and Exhibit F-2 (the “Lock-Up Agreements”), duly executed by WDO and each of Burg and O’Neal; and

               (k) such other documents as FMRC may reasonably require to give effect to the terms and intention of this Agreement.

     4. Representations and Warranties of FMRC.

          FMRC represents and warrants to WDO and Acquisitions Corp., as follows:

          4.1 Organization and Qualification. FMRC is a corporation duly organized, validly existing and is in good standing under the laws of the State of California, and has all requisite corporate power and authority to (a) own, lease and operate its Assets as they are now owned, leased and operated and (b) carry on its Business as currently conducted and as proposed to be conducted. FMRC is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a Material Effect. FMRC does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

          4.2 Capitalization. FMRC is authorized to issue 25,000,000 shares of common stock, $0.001 par value and no shares of preferred stock. The issued and outstanding capital stock of FMRC consists of 18,250,000 shares of common stock, and no shares of preferred stock. All of the issued and outstanding shares of capital stock of FMRC are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. No options, warrants, calls, subscriptions or other agreements or commitments obligating FMRC to issue or transfer from treasury any additional shares of its common or preferred stock of any class, or commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of FMRC, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

          4.3 Authority; No Conflict.

               (a) FMRC has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated in this Agreement. This Agreement has been duly executed and delivered by FMRC and constitutes the valid and binding obligation of FMRC, enforceable in accordance with its terms.

               (b) None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of FMRC or any term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance or regulation applicable to FMRC or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which FMRC is bound, except for matters which would not have a Material Effect on FMRC, its Assets or Business; (b) result in the creation of any material option, pledge, hypothecation, mortgage, security interest, lien, charge, claim, lease, encumbrance, or restriction, whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws (hereinafter an “Encumbrance”) upon any of the FMRC Assets; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any Material Contract, agreement, arrangement, commitment, or plan to which FMRC is a party, or by which FMRC or the FMRC Assets may be subject or bound.

               (c) Except for compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, no federal, state, foreign or other regulatory approvals are required to be obtained prior to the Merger, by FMRC in connection with the Merger.

          4.4 Compliance with Permits.

     FMRC has maintained in full force and effect all certificates and government permits, licenses, domain name or other registrations, or other consents or authorizations (federal, state or local) of any Governmental or Regulatory Body (collectively, “Permits”) material to its Assets or the conduct of its Business, and has not received any notification that any revocation or limitation thereof is threatened or pending that would have a Material Effect or that has not been cured.

               4.5 Books and Records. The books and records of FMRC (including, without limitation, the books of account, minute books, and stock record books) (collectively, the “Books and Records”) are complete and correct in all material respects and have been maintained in accordance with sound business practices, and all of which have been delivered to WDO.

               4.6 Undisclosed Liabilities. FMRC does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as “Liabilities” and individually as a “Liability”), of a kind required by generally accepted accounting principles (“GAAP”) to be set forth on a financial statement. FMRC does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than Liabilities incurred in the ordinary course of business.

               4.7 Taxes. All returns, reports, information returns, or other documents (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on FMRC) or the administration of any laws, regulations or administrative requirements relating to any Tax (hereinafter “Tax Returns”), and all reports and declarations of estimated Tax or estimated Tax deposit forms required to be filed by FMRC, have been duly and timely filed. FMRC has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due. All

Taxes which FMRC is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of FMRC except for Taxes not yet due and payable. FMRC is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal, and FMRC does not have any obligation to make payments under any such settlement agreement with any party.

               4.8 Litigation. There is no action, proceeding, investigation, grievance, arbitration, administrative proceeding or inquiry pending or, to the best of FMRC’s Knowledge, threatened (i) against or FMRC with respect to or affecting its Assets or Business or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

               4.9 Contracts and Other Agreements. Schedule 4.9 contains a complete and correct list as of the date hereof of all Material Contracts and all agreements, contracts, and commitments (and all amendments thereto), written or oral, to which FMRC is a party or by which any of its Assets is bound, the breach of which would have a Material Effect. Such agreements, contracts, and commitments are in full force and effect, and, to the best of FMRC’s Knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

               4.10 Employment Arrangements. Schedule 4.10 sets forth the officers, directors, employees and other persons providing services for compensation for FMRC. There are no employee benefit plans as defined in ERISA (“Plans”) maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of FMRC, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by FMRC, and no such Plan is or has ever been subject to ERISA.

               4.11 Operations. Except as expressly authorized by this Agreement or set forth in FMRC’s private placement memorandum dated September 16, 2002, FMRC has not:

                    (a) amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other entity;

                    (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

                    (c) entered into any employment, severance or similar arrangement with any director, officer, employee, consultant, agent or other representative, increased or agreed to increase the bonuses, salaries or other compensation of any director, officer, employee, consultant, agent or representative, or adopted, or increase in the payments to or benefits under, any Plan, profit sharing plan, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan;

                    (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

                    (e) knowingly waived any right of material value to the Business of FMRC;

                    (f) made any change in its accounting methods or practices; or

                    (g) experienced or suffered any material adverse change in its condition (financial or otherwise), results of operations, Assets, Business or prospects.

               4.12 Intellectual Property Rights. FMRC does not possess any all Intellectual Property Rights in connection with its Business.

               4.13 Environmental and Safety Matters. The business operations of FMRC and its assets have been, and are being, used and operated by FMRC in substantial compliance with all applicable Environmental Laws and any permits, licenses, authorizations, agreements, injunctions, decrees and orders relating thereto or to air, ground and water pollution or regulation, soil monitoring, occupational health or safety, or the storage, treatment, disposal, release, discharge or emission of any Hazardous Substances. To the Knowledge of FMRC, no Hazardous Substances have been disposed of on any property that is or has been owned or occupied by FMRC at any time, and no Hazardous Substances have been transported by or on behalf of FMRC or in connection with its business operations. FMRC and/or its business activities or assets are not, directly or indirectly, subject to any obligations, liabilities (contingent or otherwise), claims, judgments, orders, settlements, resolutions of disputes, writs, injunctions or decrees relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances, including the occupational exposure of FMRC’s employees or agents thereto. There are no threatened or pending litigation, proceedings, investigations, citations, or notices of violation resulting from the business activities of FMRC, or arising from its use or occupancy of property, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances. To the best of FMRC’s Knowledge there are no circumstances which may give rise to any litigation, claims, proceedings, investigations, citations, or notices of violations resulting from the business activities of FMRC, or from or relating to properties owned or occupied by FMRC, directly or indirectly, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances.

               4.14 Brokers. There are no broker’s or finder’s fees or obligation due to any person or entity engaged by FMRC in connection with the transactions contemplated by this Agreement.

               4.15 Disclosure. To the Knowledge of FMRC, neither this Agreement, nor any Schedule to this Agreement, contains or will contain an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

     5. Representations and Warranties of WDO and Acquisitions Corp.

          WDO and Acquisitions Corp., jointly and severally, represent, warrant, and covenant to FMRC as follows:

          5.1 Organization and Qualification. Each of WDO and Acquisitions Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each has all requisite corporate power and authority to (a) own, lease and operate its Assets as they are now owned, leased and operated and (b) carry on its Business as currently conducted and as proposed to be conducted. Each of WDO and Acquisitions Corp. is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a Material Effect. Other than Acquisitions Corp., WDO does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

          5.2 Capitalization. WDO is authorized to issue 80,000,000 shares of common stock, $0.001 par value and 20,000,000 shares of preferred stock. The issued and outstanding capital stock of WDO consists of 1,750,000 shares of common stock, and no shares of preferred stock. All of the issued and outstanding shares of capital stock of WDO are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. Upon delivery of the Exchange Shares to the FMRC Shareholders pursuant to this Agreement, such Exchange Shares shall be validly issued, fully paid, and nonassessable. Acquisitions Corp. is authorized to issue 25,000,000 shares of Common Stock, $0.001 par value and no shares of preferred stock. The issued and outstanding capital stock of Acquisitions Corp. consists of 18,250,000 shares of Common Stock, all of which are issued to WDO. No options, warrants, calls, subscriptions or other agreements commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of WDO or Acquisitions Corp., whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

          5.3 Authority; No Conflict.

               (a) WDO and Acquisitions Corp. have the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated in this Agreement. This Agreement has been duly executed and delivered by WDO and Acquisitions Corp. constitutes the valid and binding obligation of WDO and Acquisitions Corp., enforceable in accordance with its terms.

               (b) None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of WDO or Acquisitions Corp. or any term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance or regulation applicable to WDO or Acquisitions Corp., or any of the Exchange Shares, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which WDO, Acquisitions Corp., or any of the Exchange Shares is bound, except for matters which would not have a Material Effect on WDO or Acquisitions

Corp., their respective Assets or Business or any of the Exchange Shares; (b) result in the creation of any Encumbrance upon the Exchange Shares or any of the WDO Assets; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any Material Contract, agreement, arrangement, commitment, or plan to which WDO or Acquisitions Corp. is a party, or by which WDO or Acquisitions Corp., or the WDO Assets or the Exchange Shares may be subject or bound.

               (c) Except for compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, no federal, state, foreign or other regulatory approvals are required to be obtained prior to the Merger, by WDO or Acquisitions Corp. in connection with the Merger.

          5.4 Compliance with Permits. Each of WDO and Acquisitions Corp. has maintained in full force and effect all certificates, and Permits material to its respective Assets or the conduct of its respective Business, and has not received any notification that any revocation or limitation thereof is threatened or pending that would have a Material Effect or that has not been cured.

          5.5 Books and Records. The Books and Records of each of WDO and Acquisitions Corp. are complete and correct in all material respects and have been maintained in accordance with sound business practices, and all of which have been delivered to FMRC. All of the WDO Bank Accounts, their location, account numbers and authorized signatories thereto are set forth on Schedule 5.6.

          5.6 WDO Financial Statements. WDO has delivered the WDO Financial Statements to FMRC. Such WDO Financial Statements present fairly, in all material respects, the financial position of WDO at such dates and the results of operations of WDO for the periods then ended, in accordance with GAAP consistently applied for the periods covered thereby.

          5.7 Undisclosed Liabilities. Immediately prior to the Effective Time, there will be no Liabilities of WDO or Acquisitions Corp.

          5.8 Taxes. All Tax Returns, reports and declarations of estimated Tax or estimated Tax deposit forms required to be filed by WDO or Acquisitions Corp., have been duly and timely filed. WDO or Acquisitions Corp., as the case may be, has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due. All Taxes which WDO or Acquisitions Corp. is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of WDO or Acquisitions Corp. except for Taxes not yet due and payable. Neither WDO nor Acquisitions Corp. is a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal, and neither WDO nor Acquisitions Corp. has any obligation to make payments under any such settlement agreement with any Party.

          5.9 Litigation. There is no action, proceeding, investigation, grievance, arbitration, administrative proceeding or inquiry pending or, to the best of WDO’s Knowledge,

threatened (i) against WDO, Acquisitions Corp., Burg or O’Neal with respect to or affecting WDO’s or Acquisitions Corp.’s Assets or Business or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          5.10 No Assets; No Liabilities. Immediately prior to the Effective Time, WDO will neither own or lease any Assets of any kind or nature nor will WDO have any Liabilities, including any Accounts Payable and Liabilities. Neither WDO or Acquisitions Corp. is a party to, or bound by, any Material Contracts or any agreements, contracts, and commitments, written or oral.

          5.11 Employment Arrangements. Immediately prior to the Effective Time, WDO will not have any employees, consultants, independent contractors or creditors. There are no Plans maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of WDO or Acquisitions Corp., or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by WDO, and no such Plan is or has ever been subject to ERISA.

          5.12 Operations. Except as expressly authorized by this Agreement, since June 30, 2002, neither WDO nor Acquisitions Corp. has had any operations nor has WDO or Acquisitions Corp.:

               (a) amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other entity;

               (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

               (c) entered into any employment, severance or similar arrangement with any director, officer, employee, consultant, agent or other representative, increased or agreed to increase the bonuses, salaries or other compensation of any director, officer, employee, consultant, agent or representative, or adopted, or increase in the payments to or benefits under, any Plan, profit sharing plan, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan;

               (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

               (e) knowingly waived any right of material value to the Business of WDO or Acquisitions Corp., respectively;

               (f) made any change in its accounting methods or practices; or

               (g) experienced or suffered any material adverse change in the condition (financial or otherwise), results of operations, Assets, Business or prospects of WDO or Acquisitions Corp.

          5.13 Intellectual Property Rights. WDO does not possess any Intellectual Property Rights in connection with its Business.

          5.14 Environmental and Safety Matters. The business operations of WDO and Acquisitions Corp. and their Assets have been, and are being, used and operated by WDO and Acquisitions Corp. in substantial compliance with all applicable Environmental Laws and any Permits, licenses, authorizations, agreements, injunctions, decrees and orders relating to air, ground and water pollution or regulation, soil monitoring, occupational health or safety, or the storage, treatment, disposal, release, discharge or emission of any Hazardous Substances. No Hazardous Substances have been disposed of on any property that is or has been owned or occupied by WDO or Acquisitions Corp. at any time, and no Hazardous Substances have been transported by or on behalf of WDO or Acquisitions Corp. in connection with their respective business operations. Neither WDO nor Acquisitions Corp., or their respective business activities or assets are, directly or indirectly, subject to any obligations, liabilities (contingent or otherwise), claims, judgments, orders, settlements, resolutions of disputes, writs, injunctions or decrees relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances, including the occupational exposure of WDO’s employees or agents thereto. There are no threatened or pending litigation, proceedings, investigations, citations, or notices of violation resulting from the business activities of WDO or Acquisitions Corp., or arising from its use or occupancy of property, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances. To the best of WDO’s or Acquisitions Corp.’s Knowledge, there are no facts or circumstances which may give rise to any litigation, claims, proceedings, investigations, citations, or notices of violations resulting from the business activities of WDO or Acquisitions Corp., or from or relating to properties owned or occupied by WDO or Acquisitions Corp., directly or indirectly, relating to the treatment, storage, disposal, release, discharge or emission of any Hazardous Substances.

          5.15 Brokers. There are no broker’s or finder’s fees or obligation due to any person or entity engaged by WDO, Acquisitions Corp., Burg or O’Neal in connection with the transactions contemplated by this Agreement.

          5.16 Disclosure. Neither this Agreement, nor any Schedule to this Agreement, contains or will contain an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

          5.17 SEC and other Filings. WDO has filed on a timely basis all reports required to be filed by WDO with the SEC, NASD, and any other Governmental or Regulatory Body (the “Filings”) and none of the Filings contain any untrue statement of a material fact nor do any of the Filings omit to state a material fact necessary to make the statements contained therein not misleading.

     6. Covenants Prior to Closing.

          6.1 Covenants of FMRC. FMRC covenants and agrees with WDO that it will, until Closing:

               (a) Conduct its Business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

               (b) Use its best efforts to preserve its Business and Assets;

               (c) Provide WDO and its representatives full access to all of the Assets, books, contracts, commitments and records of FMRC, and furnish to WDO, and its representatives all such information as they may reasonably request; and

               (d) Take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the FMRC Assets notwithstanding the change in control of WDO arising from the Merger.

          6.2 Covenants of WDO and Acquisitions Corp. Each of WDO and Acquisitions Corp. covenants and agrees with FMRC that it will, until Closing:

               (a) Conduct its Business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

               (b) Use its best efforts to preserve its Business and Assets;

               (c) Provide FMRC and its representatives full access to all of the Assets, books, contracts, commitments and records of WDO and Acquisitions Corp., and furnish to FMRC, and its representatives all such information as they may reasonably request; and

               (d) Take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the WDO Assets notwithstanding the change in control of WDO arising from the Merger.

     7. Conditions to Closing.

          7.1 Conditions to Closing of WDO. The obligations of WDO and Acquisitions Corp. to carry out the transactions contemplated hereby are subject to the fulfillment, or waiver by WDO, of each of the following conditions on or before the Closing:

               (a) all documents or copies of documents required to be executed and delivered to WDO pursuant to Section 3.2 will have been so executed and delivered;

               (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by FMRC at or prior to the Closing will have been complied with or performed;

               (c) there will not have occurred

                    (1) any material adverse change in the financial position or condition of FMRC, its Liabilities or the FMRC Assets or any damage, loss or other change in circumstances materially and adversely affecting the Business of FMRC or the FMRC Assets or FMRC’s right to carry on the Business of FMRC, other than changes in the ordinary course of business, none of which has had a Material Effect, or

                    (2) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to FMRC or the Business of FMRC (whether or not covered by insurance) that have had a Material Effect;

               (d) the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

          7.2 Conditions to Closing of FMRC. The obligations of FMRC to carry out the transactions contemplated hereby are subject to the fulfillment, or waiver by FMRC, of each of the following conditions precedent on or before the Closing:

               (a) all documents or copies of documents required to be executed and delivered to FMRC pursuant to Section 3.3 will have been so executed and delivered;

               (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by WDO at or prior to the Closing will have been complied with or performed;

               (c) 18,250,000 shares of WDO Common Stock shall have been returned to the treasury by Burg and O’Neal;

               (d) title to the WDO Common Stock to be issued to FMRC Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

               (e) WDO shall have received the resignation of Burg as a director.

               (f) there will not have occurred:

                    (1) any material adverse change in the financial position or condition of WDO, its Liabilities or WDO Assets or any damage, loss or other change in circumstances materially and adversely affecting WDO, the Business of WDO or WDO Assets or WDO’s right to carry on the Business of WDO, other than changes in the ordinary course of business, none of which has had a Material Effect, or

                    (2) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to WDO or the Business of WDO (whether or not covered by insurance) that have had a Material Effect;

               (g) the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

     8. Actions By the Parties After Closing.

          8.1 Survival of Covenants, Agreements, Representations and Warranties. Notwithstanding any investigation conducted or notice or Knowledge obtained by or on behalf of any party hereto, each covenant in this Agreement shall survive the Closing without limitation as to time until fully performed and each representation and warranty in this Agreement or in the Schedules or certificates delivered pursuant to this Agreement shall survive the Closing for a period ending one year after the Closing Date (the “Survival Period”) and, thereafter, to the extent a claim is made prior to the expiration of the Survival Period with respect to any breach of such representation, warranty or covenant, until such claim is finally determined or settled.

          8.2 Indemnification By FMRC. From and after the Closing Date, FMRC shall indemnify, hold harmless, protect and defend WDO, O’Neal and Burg from and against any claim, demand, action, cause of action, loss, damage, judgment, award, settlement or compromise, debt, responsibility, liability, obligation, lien, encumbrance, cost or expense, including reasonable attorneys fees, expert witness fees, accounting fees and related costs, as incurred (collectively, “Claims”) arising out of, relating to or based upon or in connection with any knowing breach of any of the representations or warranties, covenants or agreements of FMRC contained in or incorporated into this Agreement, in the Schedules hereto or in certificates delivered pursuant to this Agreement.

          8.3 Indemnification by Burg and O’Neal. From and after the Closing Date, Burg and O’Neal shall, jointly and severally, indemnify, hold harmless, protect and defend FMRC and its respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (the “FMRC Indemnified Parties”) from and against any Claim arising out of, relating to or based upon or in connection with any knowing breach of any of the representations or warranties, covenants or agreements of WDO or Acquisitions Corp. contained in or incorporated into this Agreement, in the Schedules hereto or in certificates delivered pursuant to this Agreement.

          8.4 Limitation and Indemnification.

               (a) The sole recourse of the FMRC Indemnified Parties with respect to Burg and O’Neal shall be the 750,000 shares of WDO common stock owned by Burg and O’Neal as of the Closing. In the event that Burg and O’Neal are liable to indemnify any FMRC Indemnified Party, they shall surrender the shares of WDO common stock with a fair market value equal to the claim. The fair market value of such shares shall be the average of the last reported sales price of such shares as quoted by the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board trading system or such other national securities exchange on which the shares are traded for the 15 days immediately preceding their surrender or, if such shares are not publicly traded, at a value of $0.50 per share.

               (b) Any party (the “Claimant”) seeking to recover any liability, damages, cost, expenses or other relief hereunder, including indemnification pursuant to Sections 8.2 or 8.3, from any other party (the “Respondent”) must notify the Respondent in writing (each, a “Claim Notice”) of any Claim relating to (a) any breach by such Respondent under this Agreement for which Claimant has (or believes it has) a remedy against such Respondent or (b)

any Claim brought against the Claimant by any third person or entity for which such Respondent may be liable pursuant to the indemnity provisions set forth in Sections 8.2 or 8.3 (a “Third Party Claim”), within 180 days of such Claimant’s knowledge of the Claim, or the Claim shall be barred and the Claimant shall be deemed to have waived any right to proceed against the Respondent with respect to such Claim. Each party will cooperate with any and all other parties in all reasonable respects in connection with the investigation and defense of any Third Party Claim brought by a third person or entity. WDO shall have sole control of the defense of any action on any such Third Party Claim and all negotiations for its settlement or compromise; provided, however, each party shall have the right to retain its own counsel at its own cost and expense to participate in the defense of any such Third Party Claim to protect such party’s interests and no party shall have the right to compromise or settle any Third Party Claim brought against any other party.

               (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to Sections 8.2 or 8.3, the affected parties each agree to retain all books and records related to such Claim Notice. In each instance, each party, upon request, shall have the right to be kept fully informed by the Claimant and Respondent and their respective legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential). Nothing contained in this Section 8.4(c) shall be deemed to waive or otherwise impose upon the attorney-client privilege or any other privilege with respect to confidential information or communications.

          8.5 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of FMRC or WDO, as the case may be, relating to the business of FMRC or WDO in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

          8.6 Post-Closing Assistance. FMRC and WDO will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 8.6 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

          8.7 Public Filings. Forthwith after the Closing, FMRC and WDO agree to use all their best efforts to do the following:

               (a) file the Articles of Merger with the Secretaries of State of the States of California and Nevada;

               (b) file Form 8-K with the SEC disclosing the terms of this Agreement;

               (c) file reports on Forms 13D and 3 with the SEC disclosing the acquisition of the WDO Common Stock by the FMRC Shareholders; and

               (d) file such other notices, reports, forms and schedules required to be filed with the SEC as a result of this Agreement, the Merger and the transactions contemplated herein.

     9. Termination of Agreement.

          9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

               (a) by mutual written consent of WDO and FMRC;

               (b) by WDO or by FMRC, by written notice to the other parties hereto, if the Closing shall not have occurred on the date as established pursuant to Section 3.1 hereof (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

               (c) by WDO or by FMRC if a Governmental or Regulatory Body has permanently enjoined or prohibited consummation of the Merger and such court or government action is final and nonappealable;

               (d) by WDO if FMRC have failed to comply in any material respect with any of its conditions, covenants, agreements or warranties under this Agreement that are required to be complied with prior to the later of Closing or the date of such termination, or if any of the representations of FMRC are found to be false or misleading and are not cured within ten business days after receipt of notice; or

               (e) by FMRC if WDO, has failed to comply in any material respect with any of its conditions, covenants, agreements or warranties under this Agreement that are required to be complied with prior to the later of Closing or the date of such termination, or if any of the representations of WDO are found to be false or misleading and are not cured within ten business days after receipt of notice.

     10. Miscellaneous.

          10.1 Expenses. Each party shall be solely responsible for their own legal and accounting fees and other expenses in connection with this Agreement, the Merger and all other obligations and transactions contemplated herein, unless otherwise specifically set forth in this Agreement.

          10.2 Further Assurances. At any time and from time to time prior to or after the Closing Date at the request of either party, and without further consideration, each of FMRC, WDO, Acquisitions Corp., Burg and O’Neal agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements referred to in this Agreement.

          10.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission or sent by prepaid air courier or (b) three business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a Party may have advised the other in the manner provided in this Section 10.3):

     If to FMRC or the FMRC Shareholders:

First Medical Response Corporation 98 Main Street, #416 Tiburon, California 94920 Phone: (415) 944-8042 Fax: (415) 435-9134 Attention: James D. Durham, Chief Executive Officer

     with a copy to:

Brobeck, Phleger & Harrison LLP 12390 El Camino Real San Diego, California 92130 Phone: (858) 720-2500 Fax: (858) 720-2555 Attention: Steven G. Rowles, Esq.

     If to WDO:

WDO Corporation c/o Meyers, Taber & Meyers 2415 East Camelback Road, 9th Floor Phoenix, Arizona 85016 Phone: (602) 468-8900 Fax: (602) 468-8910 Attention: William D. O’Neal, President

          10.4 Arbitration. Any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated by this Agreement shall be finally settled by binding arbitration. The arbitration shall be conducted and the arbitrator chosen in accordance with the rule of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Party participants. In connection with any such arbitration, each Party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitration shall be held in Marin County, California. Each of FMRC, WDO, Burg and O’Neal hereby irrevocably submits to the jurisdiction of the arbitrator in Marin County, California, and waives any defense based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator or the court in Marin County, California, that such arbitration is brought in an inconvenient format, or that such venue is improper.

               (a) The arbitration award shall be in writing and shall be final and binding on each of the parties to this Agreement. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets. FMRC, WDO, Burg and O’Neal acknowledge and agree that by agreeing to these arbitration provisions each of the Parties hereto is waiving any right that such Party may have to a jury trial with respect to the resolution of any dispute under this Agreement or the agreements or transactions contemplated hereby.]

          10.5 Attorneys’ Fees. In the event of any legal, equitable or administrative action or proceeding (a “Proceeding”) brought by any party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees of its attorneys and any costs incurred in such Proceeding including costs of appeal, if any, in such amount that the arbitrator, court or administrative body having jurisdiction over such Proceeding may award.

          10.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by WDO and FMRC except as may be required by applicable law.

          10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

          10.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          10.9 Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of California, without giving effect to any principle or doctrine regarding conflicts of laws.

          10.10 Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

          10.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          10.12 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          10.13 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          10.14 Construction. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WDO CORPORATION, a Nevada Corporation

By:	/s/ William D. O’Neal

Name:	William D. O’Neal

Title:	President

FMRC ACQUISITIONS CORP., a Nevada Corporation

By:	/s/ William D. O’Neal

Name:	William D. O’Neal

Title:	President

/s/ William D. O’Neal

William D. O’Neal

/s/ Stephen F. Burg

Stephen F. Burg

FIRST MEDICAL RESOURCES CORPORATION, a California Corporation

By:	/s/ James D. Durham

James D. Durham, Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER